Exhibit 99.1
SKYE BIOSCIENCE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2023	Pro Forma Adjustments		As Adjusted September 30, 2023
ASSETS
Current assets
Cash and cash equivalents	$5,126,245	$47,356,211	(1)(2)	$52,482,456
Restricted cash	9,084,799			9,084,799
Prepaid expenses	207,226			207,226
Other current assets	867,919			867,919
Total current assets	15,286,189	47,356,211		62,642,400

Property and equipment, net	55,280			55,280
Operating lease right-of-use asset	254,552			254,552
Other assets	8,309			8,309
Total assets	$15,604,330	$47,356,211		$62,960,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,631,451			$1,631,451
Accounts payable - related parties	11,300			11,300
Accrued interest - related party	60,274			60,274
Accrued payroll liabilities	645,830			645,830
Insurance premium loan payable	22,654			22,654
Other current liabilities	921,549			921,549
Estimate for legal contingency	6,212,319			6,212,319
Convertible note - related party, net of discount	4,144,508			4,144,508
Operating lease liability, current portion	68,677			68,677
Total current liabilities	13,718,562	—		13,718,562

Non-current liabilities
Operating lease liability, net of current portion	190,510			190,510
Total liabilities	13,909,072	—		13,909,072

Commitments and contingencies (Note 12)

Stockholders’ equity
Preferred stock, $0.001 par value; 200,000 shares authorized at September 30, 2023; no shares issued and outstanding at September 30, 2023	—			—
Common stock, $0.001 par value; 100,000,000 shares authorized at September 30, 2023; 24,052,574 shares issued and outstanding at September 30, 2023	12,338	11,714	(1)(3)	24,052
Additional paid-in-capital	101,645,539	46,204,925	(1)	147,850,464
Accumulated deficit	(99,962,619)	1,139,572	(2)	(98,823,047)
Total stockholders’ equity	1,695,258	47,356,211		49,051,469
Total liabilities and stockholders’ equity	$15,604,330	$47,356,211		$62,960,541

Notes to the Pro Forma Balance Sheet:

This Pro Forma Balance Sheet reflects the Skye Bioscience, Inc. (SKYE) Balance Sheet as reported in the Company's 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 14, 2023, adjusted to reflect the subsequent events after the balance sheet date of September 30, 2023 through the date of filing, as set out in Note 13 of the 10-Q as described below:

(1)The sale of 11,713,664 shares of Common Stock and 9,978,739 pre-funded warrants under the Securities Purchase Agreement dated January 29, 2024 providing total gross proceeds of $50 million and net proceeds of approximately $46.2 million net of placement agent fees and offering costs.
(2)To record the gain from the sale of real estate held by Avalite Sciences, Inc.
(3)To reflect the increase in authorized shares, effective November 6, 2023.